Exhibit 99.1

FOR IMMEDIATE RELEASE August 1, 2007 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Erica Lewis (704) 896-5652

Nationwide Financial Reports Second Quarter Results

Variable annuity sales of $1.4 billion highest in 5 years

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported second quarter 2007 net income of $197.3 million, or $1.37 per diluted share, compared with second quarter 2006 net income of $262.7 million, or $1.75 per diluted share. As described below, second quarter 2007 results include an after-tax benefit from several significant items totaling $37.5 million, or $0.26 per diluted share. Additionally, the second quarter 2006 results included $126.3 million, or $0.84 per diluted share, of significant items as described below. Excluding the impact of these items from both periods, second quarter 2007 net income per diluted share increased 22 percent over the prior year quarter.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 12 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Our results reflect another solid quarter of improved operating and financial performance and are indicative of the progress we’re making on our long-term strategic plan to improve profitability and increase shareholder returns,” said Jerry Jurgensen, chief executive officer.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 2

“Through the first half of this year, we’ve made significant strides in our efforts to develop new capabilities focused on higher growth and return markets. We’ve integrated Nationwide Funds Group into the organization and have already seen positive contributions from Nationwide Bank. These are important steps in our efforts to improve Nationwide Financial’s business model,” Jurgensen noted.

Highlights from the quarter:

As previously announced, on April 30, 2007, NFS completed the purchase of NWD Investment Management (NWD), now known as Nationwide Funds Group (NFG). As a result, NFS has presented its condensed consolidated financial statements for all periods presented to reflect the combined results of NFS and NFG. For the impact of NFG on the Company’s reporting segments, see the table on page 9.

	Three months ended June 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Net income	$197.3	$262.7	-25%
Net income per diluted share	$1.37	$1.75	-22%

Net operating earnings	$198.5	$268.9	-26%
Net operating earnings per diluted share	$1.38	$1.79	-23%

Sales	$4,536.1	$4,178.6	9%
Net flows	(254.4)	134.2	n.m.
Total revenues	1,173.1	1,135.2	3%
Total operating revenues	1,177.3	1,146.2	3%

Customer funds managed and administered	$164,261.0	$146,043.4	12%
Total assets	$121,390.3	$113,292.4	7%
Shareholders’ equity excluding AOCI*	$5,522.3	$5,491.8	1%
Net operating return on average equity excluding AOCI	14.1%	20.0%	n.m.
Book value per diluted share excluding AOCI	$38.56	$36.78	5%

*	Accumulated other comprehensive income (AOCI)

Second quarter 2007 net operating earnings were $198.5 million, or $1.38 per diluted share, compared to net operating earnings of $268.9 million, or $1.79 per diluted share, for the same period a year ago.

Excluding the items discussed below from both periods, net operating earnings for the quarter were $161.0 million, or $1.12 per diluted share, compared to $142.6 million, or $0.95, in the prior year. Compared to a year ago, growth in net operating earnings per diluted share, excluding the items noted below, increased 18 percent driven primarily by increased asset-based fees.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 3

Second quarter results were impacted by several significant items that resulted in a net after-tax benefit of $37.5 million, or $0.26 per diluted share, including:

•	A net benefit to DAC amortization and other related items totaling $53.0 million after-tax.

As part of its regular quarterly analysis of DAC, the Company completed a comprehensive review of assumptions used to project DAC and other related items. Primarily as a result of sustained financial market performance that has outperformed the long-term assumptions in the Company’s models, the Company unlocked its assumptions for all investment products and variable universal life insurance products.

Also during the second quarter of 2007, the Company added a new feature to its existing guaranteed minimum withdrawal benefit rider, Lifetime Income (L.INC). This new feature results in a substantial change in the existing contracts. As a result, existing DAC and other related balances were eliminated.

For more information regarding these items, please refer to page 5 of the Nationwide Financial Statistical Supplement for the second quarter of 2007, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

•	A $6.6 million after-tax charge related to the redemption of outstanding senior notes.

•	A $2.5 million after-tax expense related to the acquisition of NFG.

•

A $6.4 million unfavorable federal income tax adjustment related to the differences between the 2006 estimated tax liability and the amounts expected to be reported on the Company’s 2006 tax returns when filed.

Significant items in the prior year quarter totaling $126.3 million, or $0.84 per diluted share, included $114.2 million of tax reserves and related adjustments that were released into earnings and a $12.1 million after-tax non-recurring policy adjustment related to the surrender of a group fixed annuity contract.

Total sales for the Company increased 9 percent compared to a year ago as sales through non-affiliated and affiliated distribution channels increased by 10 percent and 5 percent, respectively. Non-affiliated sales growth was driven by strong sales of variable annuities across multiple channels as well as improved private sector retirement plan sales through independent broker/dealers. Growth in public sector retirement sales drove the improvement in affiliated sales.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 4

Total net outflows, or customer deposits net of withdrawals, were $254.4 million in the second quarter of 2007 compared to net inflows of $134.2 million in the second quarter of 2006. During the quarter, three medium-term notes (MTN) totaling $600.0 million matured, driving increased year-over-year net outflows in the corporate and other segment. Additionally, modest increases in net inflows in the individual protection and retirement plans segments were more than offset by increased net outflows in the individual investments segment driven by fixed annuity withdrawals.

Total revenues increased 3 percent in the quarter compared to the same period a year ago. The increase was driven primarily by growth in asset-based fees, partially offset by lower administrative fees. The decline in administrative fees primarily was the result of a non-recurring policy adjustment recognized in the prior year related to the surrender of a group fixed annuity contract.

Book value per diluted share, excluding accumulated other comprehensive income (AOCI), increased 5 percent to $38.56 per diluted share as of June 30, 2007 compared to $36.78 per diluted share as of June 30, 2006.

Net operating return on average equity (as defined in Exhibit 3) was 14.1 percent for the quarter compared to 20.0 percent in the second quarter of 2006. Excluding the significant items described previously, totaling $37.5 million in the current quarter and $126.3 million in the prior year, net operating return on average equity was 11.5 percent compared to 10.7 percent in the second quarter of 2006.

“The work we are doing to strengthen our core businesses, build new capabilities and manage capital is having a positive impact on our financial and operating performance,” said Mark Thresher, president and chief operating officer.

“Product enhancements, relationship management and implementation of a consistent sales process are significant drivers of the sales growth we are achieving in our individual investments and retirement plans segments. Additionally, we are making progress on our strategy to improve life sales. This is highlighted by our recent introduction of the first in a series of new life products that we believe will help lead to improved life sales momentum during the second half of the year,” Thresher noted.

“At the same time, integration of the Nationwide Funds Group and Nationwide Bank is progressing well and we are excited about the opportunities these new businesses present. They enable us to better serve the financial needs of our customers, while also strengthening our mix of businesses,” Thresher concluded.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 5

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended June 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,394.8	$1,214.0	15%
Individual fixed annuity sales	40.1	45.8	-12%
Income product sales	50.2	55.9	-10%
Advisory services program sales	36.6	70.1	-48%

Total sales	$1,521.7	$1,385.8	10%

Net flows	$(649.3)	$(483.9)	-34%
Operating revenues	368.9	377.7	-2%
Pre-tax operating earnings	109.4	57.0	92%

Ending account values	$54,560.8	$51,044.4	7%
Interest spread on average general account values	1.97%	1.87%
Pre-tax operating earnings to average account values	0.81%	0.44%
Return on average allocated capital	22.4%	12.5%

Led by 15 percent growth in variable annuity sales, second quarter individual investments segment sales improved 10 percent over the prior year quarter. Variable annuity sales of $1.4 billion were at their highest level in 5 years. The Company’s focus on key distribution partners is driving growth through the non-affiliated distribution channels, particularly in wirehouses and financial institutions.

Net outflows were $649.3 million in the second quarter of 2007 compared to $483.9 million in the second quarter a year ago. Although variable annuity net flows held steady, net outflows increased as a result of higher lapsation of fixed annuities on the Company’s aging block of business.

Pre-tax operating earnings were $109.4 million compared to $57.0 million in the second quarter of the prior year. Compared to the prior year, a pre-tax benefit of $61.4 million related to the DAC items previously discussed, as well as higher asset-based fees, were partially offset by higher benefit expenses from variable annuity riders and higher general operating expenses from product development, fulfillment costs and investments in technology.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 6

Interest spread income decreased 11 percent, as a decline in general account assets due to fixed annuity outflows resulted in reduced investment income despite stable spread margins. Included in the interest spread margin were 17 basis points, or $5.3 million, of income from prepayments compared to 9 basis points, or $3.3 million, during the second quarter of last year.

Retirement Plans Segment

	Three months ended June 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,495.9	$1,366.1	10%
Public sector sales	1,072.0	993.2	8%

Total sales	$2,567.9	$2,359.3	9%

Net flows	$575.3	$519.9	11%
Operating revenues	283.3	287.0	-1%
Pre-tax operating earnings	64.9	66.2	-2%

Ending account values	$81,187.0	$69,905.0	16%
Interest spread on average general account values	1.82%	1.69%
Pre-tax operating earnings to average account values	0.33%	0.37%
Return on average allocated capital	24.8%	23.5%

Note: Table excludes The 401(k) Company for all periods presented.

Second quarter 2007 retirement plans segment sales increased 9 percent over the prior year, as the private and public sectors sales grew 10 and 8 percent, respectively. Retirement plans net inflows grew 11 percent to $575.3 million from $519.9 million in the same period a year ago.

Pre-tax operating earnings were $64.9 million compared to $66.2 million a year ago. Compared to the prior year, a $10.5 million benefit from DAC unlocking, growth in asset-based fees and higher interest spread income were more than offset by lower administrative fees, the result of an $18.6 million non-recurring policy charge related to the surrender of a group fixed annuity contract in the prior year and higher general operating expenses from the support of a new administrative platform.

Interest spread income increased 9 percent compared to a year ago due to a reduction in the average crediting rate. Included in the interest spread margin were 7 basis points of income from prepayments, or $2.1 million, compared to 6 basis points, or $1.6 million, in the second quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 7

Individual Protection Segment

	Three months ended June 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$35.5	$47.6	-25%
COLI/BOLI first year sales	61.0	54.6	12%
Traditional/universal life first year sales	24.4	23.0	6%

Total first year sales	$120.9	$125.2	-3%

Net flows	$269.2	$177.7	51%
Operating revenues	336.6	334.3	1%
Pre-tax operating earnings	79.4	61.1	30%
Policy reserves	$20,651.6	$18,030.8	15%

Life insurance in force	$134,649.1	$129,914.1	4%
Pre-tax operating earnings to operating revenues	23.6%	18.3%
Return on average allocated capital	11.0%	9.3%

Total first year individual protection sales were $120.9 million for the quarter, compared to $125.2 million in the prior year. First year sales of traditional and universal life increased by 6 percent compared to the same period a year ago. Individual investment life first year sales decreased by 25 percent primarily due to the on-going restructuring of the Nationwide Financial Network. Corporate and bank-owned life insurance (COLI/BOLI) first year sales increased to $61.0 million in the quarter compared to $54.6 million a year ago.

Pre-tax operating earnings were $79.4 million compared to $61.1 million a year ago. The year-over-year growth was the result of higher policy charges due to increased business in force as well as a $9.6 million benefit related to the previously mentioned DAC unlocking, partially offset by higher general expenses.

Interest spread income increased 3 percent compared to the prior year quarter due to lower average crediting rates. Included in the current quarter were 6 basis points, or $1.2 million, of income from prepayments, the same level as a year ago.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $26.1 million in the second quarter of 2007 compared to $17.2 million in the second quarter of 2006. The increase was the result of higher investment income on capital and surplus, improved earnings by Nationwide Bank and increased structured products income.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 8

Additionally, the Company issued $400.0 million of 6.75 percent junior subordinated debt and used the proceeds to redeem $300.0 million of its outstanding 8 percent senior notes. As previously mentioned, the redemption of the senior notes resulted in a pre-tax debt extinguishment charge of $10.2 million.

The current quarter interest spread margin for the MTN business was 100 basis points, the same as the prior year. The Company issued $200.0 million of MTN during the quarter, while MTN with an aggregate principal amount of $600.0 million matured.

Capital and Share Repurchase

During the quarter ended June 30, 2007, the Company repurchased 3,137,692 shares of its Class A common stock for a total of $174.5 million at an average price per share of $55.60. As of June 30, 2007, the Company had $238.1 million remaining under its current share repurchase authorization.

During the quarter, the Company paid a quarterly dividend of $0.26 per share. Year-to-date, the Company has returned $315.1 million to its shareholders through dividends and share repurchases.

Presentation of Historical Earnings

The Company has presented its condensed consolidated financial statements for all periods presented to reflect the NFG acquisition and to retroactively apply the adoption of the change in accounting principle described below (see table on page 9 for more information).

The purchase of NFG was accounted for at historical cost in a manner similar to a pooling of interests because the involved entities are under common control. As such, NFG is reflected in the Company’s current and prior period financial statements to provide comparative information as though the companies were combined for all periods presented.

Historically, the Company accrued for legal costs associated with litigation defense and regulatory investigations by estimating the ultimate costs of such activity. Beginning second quarter 2007, the Company’s accrual for such legal expenses includes only the amount for services that have been provided but not yet paid. The Company believes the newly adopted accounting principle is preferable because it more accurately reflects expenses in the periods in which they are incurred. The Company continues to estimate and accrue amounts expected to be paid for litigation and regulatory investigation loss contingencies.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 9

Earnings Impact of NFG Acquisition and Change in Accounting Principle

($ in millions, except per share data)	Q1’06	Q2’06	Q3’06	Q4’06	Q1’07
Previously Reported Pre-Tax Operating Earnings
Individual Investments	$56.4	$52.5	$60.4	$41.5	$51.0
Retirement Plans	53.6	64.4	53.6	44.9	50.1
Individual Protection	64.9	60.5	71.0	78.4	82.9
Corporate and Other	11.6	16.6	21.7	17.8	33.6

Total	186.5	194.0	206.7	182.6	217.6

Impact of Acquisition of Nationwide Funds Group (before tax)*
Individual Investments	(1.2)	4.5	4.6	4.4	6.2
Retirement Plans	(0.2)	1.8	1.8	1.3	2.1
Individual Protection	(0.7)	0.6	0.4	0.5	0.7
Corporate and Other	0.4	1.1	1.0	(0.3)	0.6

Total	(1.7)	8.0	7.8	5.9	9.6

Impact of Change in Accounting Principle*
Corporate and Other	(0.3)	(0.5)	(5.4)	2.0	(1.9)

Currently Reported Pre-Tax Operating Earnings
Individual Investments	55.2	57.0	65.0	45.9	57.2
Retirement Plans	53.4	66.2	55.4	46.2	52.2
Individual Protection	64.2	61.1	71.4	78.9	83.6
Corporate and Other	11.7	17.2	17.3	19.5	32.3

Total	$184.5	$201.5	$209.1	$190.5	$225.3

	Q1’06	Q2’06	Q3’06	Q4’06	Q1’07
Previously Reported Operating Margin
Individual Investments (pre-tax operating earnings to average account values)	0.44%	0.41%	0.47%	0.32%	0.38%
Retirement Plans (pre-tax operating earnings to average account values)	0.30%	0.36%	0.30%	0.24%	0.26%
Individual Protection (pre-tax operating earnings to operating revenues)	19.2%	18.1%	21.0%	23.4%	24.2%

Previously Reported Return on Average Allocated Capital (Excluding AOCI)
Individual Investments	11.9%	11.8%	13.1%	10.3%	13.6%
Retirement Plans	19.4%	23.0%	18.9%	16.7%	19.0%
Individual Protection	9.8%	9.2%	10.4%	11.6%	12.1%

Previously Reported Consolidated Financial Highlights
Net operating return on average equity excluding AOCI	11.0%	19.8%	11.2%	10.5%	12.2%
Net operating earnings per average diluted share	$0.94	$1.76	$1.03	$0.97	$1.16

	Q1’06	Q2’06	Q3’06	Q4’06	Q1’07
Currently Reported Operating Margin
Individual Investments (pre-tax operating earnings to average account values)	0.43%	0.44%	0.51%	0.35%	0.43%
Retirement Plans (pre-tax operating earnings to average account values)	0.30%	0.37%	0.31%	0.25%	0.27%
Individual Protection (pre-tax operating earnings to operating revenues)	19.0%	18.3%	21.1%	23.5%	24.4%

Currently Reported Return on Average Allocated Capital (Excluding AOCI)
Individual Investments	11.7%	12.5%	13.9%	11.1%	14.7%
Retirement Plans	19.3%	23.5%	19.4%	17.1%	19.6%
Individual Protection	9.7%	9.3%	10.5%	11.7%	12.1%

Currently Reported Consolidated Financial Highlights
Net operating return on average equity excluding AOCI	10.9%	20.0%	11.3%	10.6%	12.4%
Net operating earnings per average diluted share	$0.94	$1.79	$1.05	$1.00	$1.19

*

On April 30, 2007, the Company completed the purchase of NWD Investment Management, now known as Nationwide Funds Group (NFG). The Company has presented its historical financial statements for all periods presented to reflect 1) the combined results of NFS and NFG as though the companies were combined for all periods presented and 2) the change in accounting principle related to the accrual for legal costs associated with litigation defense and regulatory investigations. Historically, the Company accrued for these legal costs by estimating the ultimate costs of such activity. Beginning second quarter 2007, the Company’s accrual for such legal expenses includes only the amount for services that have been provided but not yet paid. The Company believes the newly adopted accounting principle is preferable because it more accurately reflects expenses in the periods in which they are incurred. The Company continues to estimate and accrue amounts expected to be paid for litigation and regulatory investigation loss contingencies.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 10

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 12.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 1 to 1.5 percent per quarter during 2007.

Individual Investments Segment
Interest-spread margin	185 - 190 bps
Pre-tax operating earnings to average account values	38 - 43 bps
Sales:
Variable annuities	15 - 20% growth
Fixed annuities	$200m - $300m

Retirement Plans Segment
Interest-spread margin	185 - 190 bps
Pre-tax operating earnings to average account values	25 - 30 bps
Sales:
Private sector	10 - 12% growth
Public sector	4 - 6% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	20 - 22%
Investment life	25 - 27%
Fixed life	14 - 16%
First-year sales:
Individual VUL	4 - 6% Decline
COLI	$125m - $145m
Fixed life	flat

Corporate and Other Segment
Quarterly pre-tax operating earnings	$20m - $25m

Nationwide Financial
Operating return on average equity	11.5% - 12.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 11

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the second quarter of 2007, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Thursday, August 2, 2007, to discuss second quarter 2007 results. To participate in the call, dial 1-412-858-4600, using Conference ID 408386, and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time August 2, 2007, through midnight EDT August 9, 2007 by dialing 1-412-317-0088, conference ID 408386. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

After the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2007, the quiet period will be October 11, 2007 through November 1, 2007.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 64.1 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2006 Annual Report to Shareholders, 2006 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 12

Reconciliation of net operating earnings to net income

	Three months ended June 30,
	2007		2006
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$198.5	$1.38	$268.9	$1.79

Net realized gains and losses on investments, hedging instruments and hedged items, net of taxes*	(2.7)	(0.02)	(7.2)	(0.05)

Adjustment to amortization related to net realized gains and losses, net of taxes	1.5	0.01	1.0	0.01
Net income	$197.3	$1.37	$262.7	$1.75

*

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.7% of the combined voting power of all the outstanding common stock and 64.1% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 13

Exhibit 1 to Second Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$343.1	$337.6	$679.0	$658.6
Traditional life insurance and immediate annuity premiums	104.9	109.7	215.3	217.5
Net investment income	577.8	572.2	1,158.2	1,149.6
Net realized losses on investments, hedging instruments and hedged items	(2.6)	(9.9)	(14.0)	(16.7)
Other income	149.9	125.6	298.6	248.9
Total revenues	1,173.1	1,135.2	2,337.1	2,257.9

Benefits and Expenses:
Interest credited to policyholder account values	337.0	345.7	679.1	687.8
Life insurance and annuity benefits	186.1	156.4	339.7	312.5
Policyholder dividends on participating policies	20.0	24.5	41.3	44.7
Amortization of deferred policy acquisition costs	18.3	126.0	151.5	246.6
Amortization of value of business acquired	15.4	12.5	25.7	24.1
Interest expense on debt	27.6	25.1	52.4	51.2
Debt extinguishment costs	10.2	—	10.2	—
Other operating expenses	280.5	253.0	544.9	517.5
Total benefits and expenses	895.1	943.2	1,844.8	1,884.4
Income from continuing operations before federal income tax expense (benefit)	278.0	192.0	492.3	373.5
Federal income tax expense (benefit)	80.7	(70.7)	126.6	(30.2)
Income from continuing operations	197.3	262.7	365.7	403.7
Discontinued operations, net of taxes	—	—	45.9	—
Cumulative effect of adoption of accounting principle, net of taxes	—	—	(6.0)	—
Net income	$197.3	$262.7	$405.6	$403.7

Earnings from continuing operations per common share:
Basic	$1.38	$1.76	$2.53	$2.68
Diluted	$1.37	$1.75	$2.51	$2.67

Earnings per common share:
Basic	$1.38	$1.76	$2.80	$2.68
Diluted	$1.37	$1.75	$2.78	$2.67

Weighted average common shares outstanding:
Basic	143.2	149.2	144.6	150.7
Diluted	144.3	149.9	145.7	151.4

Cash dividends declared per common share	$0.26	$0.23	$0.52	$0.46

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 14

Exhibit 2 to Second Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$27,479.5	$28,160.0
Equity securities	71.3	67.6
Trading assets, at fair value	28.2	24.3
Mortgage loans on real estate, net	8,457.5	8,909.8
Real estate, net	65.2	76.7
Policy loans	991.5	966.9
Other long-term investments	787.7	780.1
Short-term investments, including amounts managed by a related party	1,756.9	2,215.6
Total investments	39,637.8	41,201.0

Cash	45.3	83.4
Accrued investment income	350.9	373.8
Deferred policy acquisition costs	4,051.1	3,851.0
Value of business acquired	370.8	392.7
Goodwill	341.7	359.0
Other assets	2,799.9	2,575.5
Assets held in separate accounts	73,792.8	70,694.7
Total assets	$121,390.3	$119,531.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$36,453.5	$38,097.8
Short-term debt	249.7	85.2
Long-term debt	1,499.7	1,398.5
Other liabilities	3,941.4	3,632.2
Liabilities related to separate accounts	73,792.8	70,694.7
Total liabilities	115,937.1	113,908.4

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,775.0	1,688.5
Retained earnings	4,707.7	4,618.5
Accumulated other comprehensive (loss) income	(69.1)	31.9
Treasury stock	(960.6)	(716.3)
Other, net	(1.5)	(1.6)
Total shareholders’ equity	5,453.2	5,622.7
Total liabilities and shareholders’ equity	$121,390.3	$119,531.1

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 15

Exhibit 3 to Second Quarter 2007 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to include only net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Operating realized gains and losses include net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized gains and losses on investments, hedging instruments and hedged items; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per common share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity and book value per common share excluding AOCI should not be viewed as substitutes for total revenues, net realized gains and losses on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per common diluted share, return on average equity and book value per common share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2007 earnings — 16

Exhibit 3 to Second Quarter 2007 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page twelve of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.06 per weighted average diluted share in 2006 and ranged from $0.14 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues 2

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006
Operating revenues	$1,177.3	$1,146.2	$2,354.8	$2,277.0
Net realized losses on investments, hedging instruments and hedged items [1]	(4.2)	(11.0)	(17.7)	(19.1)
Revenues	$1,173.1	$1,135.2	$2,337.1	$2,257.9

Operating net realized gains to net realized losses on investments, hedging instruments and hedged items

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006
Operating net realized gains	$1.6	$1.1	$3.7	$2.4
Net realized losses on investments, hedging instruments and hedged items [1]	(4.2)	(11.0)	(17.7)	(19.1)
Net realized losses on investments, hedging instruments and hedged items	$(2.6)	$(9.9)	$(14.0)	$(16.7)

Pre-tax operating earnings to income from continuing operations before federal income taxes [2]

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006
Pre-tax operating earnings	$279.8	$201.5	$505.1	$386.0
Net realized losses on investments, hedging instruments and hedged items [1]	(4.2)	(11.0)	(17.7)	(19.1)
Adjustment to amortization related to net realized gains and losses	2.4	1.5	4.9	6.6
Income from continuing operations before federal income taxes	$278.0	$192.0	$492.3	$373.5

Net operating earnings to net income and net operating return on average equity to return on average equity [2]

	Three months ended June 30,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$198.5	14.1%	14.1%	$268.9	20.0%	20.6%
Net realized losses on investments, hedging instruments and hedged items, net of taxes [1]	(2.7)	(0.2%)	(0.2%)	(7.2)	(0.5%)	(0.6%)
Adjustment to amortization related to net realized gains and losses, net of taxes	1.5	0.1%	0.1%	1.0	0.1%	0.1%
Net income	$197.3	14.0%	14.0%	$262.7	19.6%	20.1%
Average equity, excluding AOCI	$5,623.2			$5,371.3
Average AOCI	7.3			(139.9)
Average equity	$5,630.5			$5,231.4

	Six months ended June 30,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$374.0	13.3%	13.3%	$411.8	15.4%	15.6%
Net realized losses on investments, hedging instruments and hedged items, net of taxes [1]	(11.5)	(0.4%)	(0.4%)	(12.4)	(0.5%)	(0.5%)
Adjustment to amortization related to net realized gains and losses, net of taxes	3.2	0.1%	0.1%	4.3	0.2%	0.2%
Discontinued operations, net of taxes	45.9	1.7%	1.6%	—	—	—
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.2%)	(0.2%)	—	—	—
Net income	$405.6	14.5%	14.4%	$403.7	15.1%	15.3%
Average equity, excluding AOCI	$5,612.4			$5,343.2
Average AOCI	15.5			(59.8)
Average equity	$5,627.9			$5,283.4

Book value per share excluding AOCI to book value per share

	As of June 30, 2007			As of December 31, 2006
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,522.3		$38.56	$5,590.8		$38.29
AOCI	(69.1)		(0.48)	31.9		0.22
Total equity	$5,453.2		$38.08	$5,622.7		$38.51
Shares outstanding	143.2			146.0

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of The 401(k) Company are reflected as discontinued operations.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com